Exhibit 99.1

SS Innovations’ SSi Mantra Surgical Robotic System Used to Perform 100 Cardiac Surgeries, Signaling Market Expansion

● The SSi Mantra surgical robotic system has surpassed the 100 surgery milestone for robotic cardiac surgery

● SS Innovations maintains the world’s only comprehensive robotic cardiac surgery program

● SSi Mantra used in more than 1000 procedures globally

● Company anticipates FDA approval in early 2025

Fort Lauderdale, FL., May 21, 2024 – Globe Newswire- SS Innovations International, Inc. (the “Company” or “SS Innovations”) (OTC: SSII), a developer of innovative surgical robotic technologies dedicated to making world class robotic surgery affordable and accessible to a global population, today announced that 100 robotic cardiac surgery procedures have been successfully performed with the Company’s SSi Mantra Surgical Robotic System.

Dr. Sudhir Srivastava, SS Innovation’s Chairman and CEO, commented, “Reaching this milestone with the SSi Mantra is another notch in SS Innovations’ strategic market expansion—transforming practices, enhancing access, and driving the widespread use of robotic surgery. The Mantra’s innovative design, featuring a fifth arm capability, uniquely enables it to perform complex cardiac surgeries—a high demand market previously without an effective robotic solution. Cardiac surgery often still requires a maximally invasive approach that involves splitting the patient’s sternum to gain access.

“Our approach enables the same surgeries to be performed with minimal invasiveness, exemplifying the SSi Mantra system’s unique value proposition: precise execution, less trauma, reduced blood loss, quicker recoveries, lower cost and superior overall outcomes. We anticipate receiving FDA and CE Mark approval in Europe in early 2025, further enhancing our market position.”

The global cardiac surgery device market was valued at $17.1 billion in 2023, according to ResearchAndMarkets. This is expected to increase over the forecast period at a CAGR of 5.5% to reach $24.9 billion. The global surgical robotics market size was valued at $78.8 billion in 2022, and is projected to reach $188.8 billion by 2032, growing at a CAGR of 9.1% from 2023 to 2032.

SS Innovations has established the world’s only comprehensive robotic cardiac surgery program, successfully executing procedures such as Totally Endoscopic Coronary Artery Bypass (TECAB), Internal Mammary Artery (IMA) Takedown, Mitral Valve Replacement, and Bilateral Internal Mammary Artery (BIMA) Takedown, all using the advanced SSI Mantra system.

Dr. Srivastava further emphasized, “We see a significant opportunity to address the global need for safe, timely, and affordable cardiac care. The successful use of the SSi Mantra in cardiac surgeries is transforming practices and setting the path to boost global adoption of robotic surgery. This progress offers patients less invasive options and improved quality of life while positioning the Company to accelerate momentum and gain market share in valuable procedural territories.”

Dr. Nitin Kumar Rajput, Senior Consultant in Cardiac Surgery at Narayana Institute of Cardiac Sciences in Bangalore, India, individually performed about half of the surgeries, completing 47 robotic cardiac procedures. He commented, “I have found that SS Innovations now has the most advanced system for coronary and intracardiac robotic cardiac surgeries, and we have performed bypass procedures, valve repairs and atrial septal defect closures. I believe that most robotic cardiac surgical procedures in the future will be done on the SSI Mantra Surgical Robotic System.”

About SS Innovations International, Inc.

SS Innovations International, Inc. (OTC: SSII) is a developer of innovative surgical robotic technologies with a vision to make the benefits of robotic surgery affordable and accessible to a larger part of the global population. SSII’s product range includes its proprietary “SSi Mantra” surgical robotic system, and “SSi Mudra”, its wide range of surgical instruments capable of supporting a variety of surgical procedures including robotic cardiac surgery. SSII’s business operations are headquartered in India and SSII has plans to expand the presence of its technologically advanced, user-friendly, and cost-effective surgical robotic solutions, globally. For more information, visit SSII’s website at ssinnovations.com or LinkedIn for updates.

About SSi Mantra

Supporting advanced, affordable, and accessible robotic surgery, the SSi Mantra Surgical Robotic System provides the capabilities for multi-specialty usage including cardiothoracic, head and neck, gynecology, urology, general surgery and more. With its modular arm configuration, 3D 4K vision open-console design and superior ergonomics, the system engages with the surgeon and surgical teams to improve safety and efficiency during procedures. SS Innovations has partnered with Johns Hopkins University, installing the SSi Mantra at the University’s Minimally Invasive Surgical Training and Innovation Center (MISTIC) in Baltimore, MD. This installation is actively training new surgeons and promoting the global dissemination of advancements in medical robotics. The SSi Mantra system has received Indian Medical Device regulatory approval (CDSCO) and is clinically validated in India in more than 70 different types of surgical procedures. The Company expects regulatory approvals from the US Food and Drug Administration (FDA) and CE Mark in Europe in early 2025.

Forward-Looking Statements

This press release may contain statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “will,” “intend,” “may,” “plan,” “project,” “should,” “could,” “seek,” “designed,” “potential,” “forecast,” “target,” “objective,” “goal,” or the negatives of such terms or other similar expressions to identify such forward-looking statements. These statements relate to future events or SS Innovations International’s future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

For more information:

PCG Advisory
Jeff Ramson
jramson@pcgadvisory.com